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                                                                    EXHIBIT 18.0

                      Independent Auditors' Preferability
                     Letter for Change in Accounting Method



March 28, 1997

Safeguard Health Enterprises, Inc.
505 North Euclid Street
Anaheim, California  92803

Gentlemen:

We have audited the consolidated financial statements of Safeguard Health Enterprises, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 28, 1997. Note 1 to such consolidated financial statements contains a description of your change during the year ended December 31, 1996 of accounting for recognizing revenue relating to providing orthodontic health care services. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.



/s/ DELOITTE & TOUCHE  LLP

Costa Mesa, California